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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15/Amendment No. 332 to Registration Statement Nos. 333-137969/811-08306 on Form N-4 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries ("MetLife") and the effectiveness of MetLife's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2012, and incorporated by reference into the Statement of Additional Information dated April 29, 2013, which is being modified by this Registration Statement, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 7, 2013